Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Mariann Ohanesian (mohanesian@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708	MEDIA CONTACT:
Biosector 2
Sheryl Seapy
(949) 608-0841
For Immediate Release
SANTARUS RECEIVES FDA APPROVAL FOR ZEGERID CAPSULES
First and Only Immediate-Release Proton Pump Inhibitor in Convenient Capsule Form
SAN DIEGO (February 27, 2006) – Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company focused on therapies for gastrointestinal diseases and disorders, today announced that the U.S. Food and Drug Administration (FDA) has approved the company’s New Drug Application (NDA) for ZEGERID® (omeprazole/sodium bicarbonate) Capsules 40 mg/1100 mg and 20 mg/1100 mg, an immediate-release proton pump inhibitor (PPI). ZEGERID Capsules were approved for all of the indications the company was seeking.
“Market approval for ZEGERID Capsules is a significant milestone for Santarus, as it is the only immediate-release PPI in a capsule form. Capsules and swallowable tablets constitute the vast majority of the greater than $12 billion U.S. market for prescription PPIs,” said Gerald T. Proehl, president and chief executive officer of Santarus. “Therefore, we believe ZEGERID Capsules will provide physicians with an immediate-release PPI in their preferred dosage formulation.”
ZEGERID Capsules are indicated for the treatment of heartburn and other symptoms associated with gastroesophageal reflux disease (GERD), the short-term treatment (four to eight weeks) of erosive esophagitis diagnosed by endoscopy and active benign gastric ulcers, the short-term treatment of active duodenal ulcers and for maintenance of healing of erosive esophagitis (controlled studies do not extend beyond 12 months).
About ZEGERID
Following the commercial launch of ZEGERID Capsules, the ZEGERID product line will include the currently marketed ZEGERID Powder for Oral Suspension and ZEGERID Capsules.
ZEGERID offers a distinct pharmacological profile — rapidly reaching maximal plasma levels (in approximately 30 minutes) and providing strong acid control, with a median 24-hour gastric pH of greater than 4 ranging from 12.2 hours to 18.6 hours depending on the dose and formulation after repeated once-daily dosing. ZEGERID Capsules and Powder for Oral Suspension can be conveniently taken once-a-day anytime during the day on an empty stomach, at least one hour before a meal.
PPIs are widely prescribed for a variety of diseases and disorders of the upper digestive tract. All currently marketed oral PPIs, other than ZEGERID, are delayed-release formulations that utilize an enteric coating to protect the PPI from acid degradation, delaying absorption and initial acid suppression. Unlike delayed-release PPIs, ZEGERID utilizes sodium bicarbonate in lieu of an enteric coating to protect the omeprazole from gastric acid degradation. The sodium bicarbonate buffers the omeprazole and allows for its rapid absorption and suppression of gastric acid.

Important Safety Information
ZEGERID (omeprazole/sodium bicarbonate) contains a combination of omeprazole, a PPI, and sodium bicarbonate, an antacid, which raises the gastric pH and thus protects the omeprazole from acid degradation.
The most frequently reported adverse events with ZEGERID are headache, diarrhea, and abdominal pain. In critically ill patients treated with ZEGERID, adverse events generally reflected the serious, underlying medical condition of the patients, and were similar for patients treated with ZEGERID and with the comparator (acid-controlling) drug. Symptomatic response to therapy does not preclude the presence of gastric malignancy. Atrophic gastritis has been noted occasionally in gastric corpus biopsies from patients treated long term with omeprazole.
ZEGERID Capsules contain 300 mg of sodium per dose in the form of sodium bicarbonate (1100 mg/13 mEq), and ZEGERID Powder for Oral Suspension contains 460 mg of sodium per dose in the form of sodium bicarbonate (1680 mg/20 mEq). This should be taken into consideration for patients on a sodium-restricted diet. Sodium bicarbonate is contraindicated in patients with metabolic alkalosis and hypocalcemia. ZEGERID is contraindicated in patients with known hypersensitivity to any component of the formulation.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products to enhance the quality of life for patients with gastrointestinal diseases and disorders. The company’s products are immediate-release formulations of omeprazole, a widely prescribed PPI. The company currently markets ZEGERID Powder for Oral Suspension and received FDA approval in February 2006 to market ZEGERID Capsules. Santarus submitted an NDA for ZEGERID Chewable Tablets to the FDA in May 2005. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to establish market acceptance and demand for ZEGERID Powder for Oral Suspension, ZEGERID Capsules and any other products that may be approved for marketing; whether the FDA ultimately approves the pending NDA for ZEGERID Chewable Tablets for one or more of the desired indications in a timely manner or at all; Santarus’ ability to obtain additional financing as needed to support its operations; the scope and validity of patent protection for Santarus’ products and Santarus’ ability to commercialize its products without infringing the patent rights of others; unexpected adverse side effects or inadequate therapeutic efficacy of Santarus’ products that could delay or prevent product development or commercialization, or that could result in recalls or product liability claims; competition from other pharmaceutical or biotechnology companies; other difficulties or delays relating to the development, testing, manufacturing and marketing of and obtaining regulatory approval for Santarus’ products; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are trademarks of Santarus, Inc.
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